                                                                   Exhibit 99.P

                                IRREVOCABLE PROXY
                                       AND
                            VOTING/LOCK-UP AGREEMENT



         THIS IRREVOCABLE PROXY AND VOTING/LOCK-UP AGREEMENT, dated as of June 12, 2001 (this "Agreement"), is entered into by and between eXcelon Corporation, a Delaware corporation ("Parent"), on the one hand, and the stockholder of Company (as defined below) whose name is set forth on the signature page hereto, on the other hand.

                              W I T N E S S E T H:


         WHEREAS, concurrently herewith, Parent, Comet Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and C-bridge Internet Solutions, Inc. ("Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger");

         WHEREAS, Stockholder beneficially owns that number of shares of the common stock, $.001 par value ("Common Stock") of Company set forth opposite Stockholder's name in Column III of Exhibit A hereto (the "Shares"), and holds options to purchase that number of shares of Common Stock set forth opposite Stockholder's name in Column IV of Exhibit A (the "Options"). For purposes of this Agreement, the term "Shares" shall be deemed to include any shares of Common Stock beneficially owned by Stockholder, whether such beneficial ownership now exists or arises at any time hereafter, including, without limitation, by reason of the exercise of any Option; and

         WHEREAS, as an essential inducement and condition to entering into the Merger Agreement, Parent has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. VOTING AGREEMENT. Stockholder hereby consents to the Merger pursuant to Section 4(g) of that certain Investor Rights Agreement among the Company, the Stockholder and the other parties named therein (the "Existing Investor Rights Agreement") dated as of October 7, 1999 and agrees, during the Term (as defined below), with Parent that, at any meeting of Company's stockholders, however called, and any adjournment or postponement thereof, or in connection with any written consent of Company's stockholders, Stockholder shall vote any Shares with respect to which Stockholder has voting power (i) in favor of approval of the Merger and the Merger Agreement and any actions recommended by the Board of Directors of Company that are required in furtherance of the transactions expressly contemplated thereby; provided that Stockholder shall not be required to vote for any action that would decrease the number of shares of Parent Common Stock to be received by the stockholders of Company in respect of their shares of Company capital stock in the Merger; (ii) against any proposal to authorize any action or agreement that would result in a breach in any respect of any representation, warranty, covenant, agreement or obligation of Company under the Merger Agreement or that would prevent the consummation of the Merger; (iii) against: (A) any proposal by Company to enter into or consent to any Third Party Acquisition (as defined below); (B) any change in the individuals who, as of the date hereof, constitute the Board of Directors of Company (except as contemplated by the Merger Agreement); (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Company and any Third Party (as defined below), other than the Merger;
(D) a sale, lease, transfer or disposition of all or substantially all of the assets of Company's business outside the ordinary course of business, or of any assets that are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of Company; (E) any amendment of Company's Certificate of Incorporation or bylaws, except as contemplated by the Merger Agreement; and (F) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, or any of the transactions contemplated by this Agreement; and (iv) in favor of any proposal to grant Company's management discretionary authority to adjourn any meeting of Company's stockholders for the purpose of soliciting additional proxies in the event that, at any meeting held for the purpose of considering the Merger Agreement, the number of shares of Company Common Stock present or represented and voting in favor of the Merger is insufficient to approve the Merger.

                  For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following transactions or proposed transactions: (i) the acquisition of Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any affiliate thereof (a "Third Party"), including, without limitation, any Acquisition Proposal or Superior Proposal, each as defined in Section 5.4 of the Merger Agreement; (ii) the acquisition by a Third Party of any material portion (which shall include, without limitation, five percent (5%) or more) of the assets of Company, other than the sale of its products in the ordinary course of business consistent with past practices;
(iii) the acquisition by a Third Party of five percent (5%) or more of the outstanding Common Stock; (iv) the adoption by Company of a plan of liquidation or dissolution or the declaration or payment of an extraordinary dividend; or
(v) the acquisition (or any group of acquisitions) by Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal to or greater than five percent (5%) of the assets of Company, respectively.

                  For purposes of this Agreement, "beneficially own" or "beneficial ownership" with respect to any securities shall have the meaning set forth in Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Securities beneficially owned by Stockholder shall include securities beneficially owned by all other persons with whom Stockholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

         2.       IRREVOCABLE PROXY.

                  (a) Stockholder hereby constitutes and appoints each of Robert
N. Goldman and Lacey Brandt (each, a ""Proxy Holder"), acting singly, with full power of substitution, Stockholder's true and lawful proxy and attorney-in-fact to vote all Shares with respect to which Stockholder has voting power at any meeting (and any adjournment or postponement thereof) of Company's stockholders called for purposes of considering any proposal described in the first paragraph of Section 1 above (each a "Specified Proposal") and on no other matter, and in any action by written consent of Company's stockholders in lieu of any such meeting, and instructs each Proxy Holder to vote in the manner specified in
Section 1 on any such Specified Proposal; PROVIDED, that nothing in this paragraph shall be deemed to authorize the Proxy Holder to vote any shares with respect to any action or proposal that is not expressly a Specified Proposal.

                  (b) The proxy and power of attorney granted herein (i) is granted in consideration of the Parent's execution of the Merger Agreement, (ii) is intended to secure Company's obligations under the Merger Agreement and therefore shall be irrevocable during the term of this Agreement, (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and (iv) shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

                  (c) If Stockholder fails for any reason to vote the Shares with respect to which Stockholder has voting power in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shares with respect to which Stockholder has voting power at any meeting of Company's stockholders and in any action by written consent of Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between Stockholder's vote of such Shares and a vote by Stockholder of such Shares.

                  (d) The proxy and power of attorney granted herein shall terminate and shall have no further force and effect as of the Termination Time (as defined below).

         3. DIRECTOR AND OFFICER MATTERS EXCLUDED. Parent acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict the discretion of Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder's capacity, if any, as a director or officer of Company, including, without limitation, any vote that Stockholder may make as a director of Company with respect to any matter presented to the Board of Directors of Company.

         4. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to Parent as follows:

                  (a) OWNERSHIP OF SHARES. Stockholder is the beneficial owner of all the Shares and Options set forth on Exhibit A. On the date hereof, the Shares and Options set forth on Exhibit A constitute all of the securities of Company beneficially owned by Stockholder. Except as set forth on Exhibit A, Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares set forth on Exhibit A, with no limitations, qualifications or restrictions on such rights.

                  (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. To the knowledge of Stockholder, the execution, delivery and performance of this Agreement by Stockholder will not violate any applicable law or any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

                  (c) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as expressly permitted by this Agreement or pursuant to the Merger Agreement, during the Term, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or, except as contemplated by the Investor Rights Agreement, enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares with respect to which Stockholder has voting power or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares with respect to which Stockholder has voting power into a voting trust or enter into a voting agreement with respect to any Shares with respect to which Stockholder has voting power; (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement; or (iv) exercise any option to purchase any shares of Common Stock, including, but not limited to, the Options.

                  (d) OTHER POTENTIAL ACQUIRORS. Stockholder (i) shall immediately cease any existing discussions or negotiations with respect to any Third Party Acquisition; (ii) during the Term, shall not, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing any information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) during the Term, shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

                  (e) RELIANCE BY PARENT. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement and performance of Stockholder's obligations hereunder.

                  (f) INVESTOR RIGHTS AGREEMENT. Contemporaneously with the execution of this Agreement, Parent and Stockholder shall execute the Investor Rights Agreement, attached hereto as Exhibit B hereto (the "Investor Rights Agreement"). At the Effective Time of the Merger, all obligations of the Company to, and rights of the Stockholder under the Existing Investor Rights Agreement shall terminate and be of no further force or effect.

         5. STOP TRANSFER. During the Term, Stockholder agrees with, and covenants to, Parent that Stockholder shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares with respect to which Stockholder has voting power, unless such transfer is made pursuant to and in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the

Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         6. TERMINATION. This Agreement, the proxy granted pursuant to Section 2 hereof and Stockholder's covenants and agreements contained herein with respect to the Shares with respect to which Stockholder has voting power shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination of the Investor Rights Agreement,
(c) the Merger Agreement shall have been amended or modified in a manner that could adversely affect the rights or remedies of the Stockholder, including, without limitation, any action that would decrease the number of shares of Parent Common Stock to be received by the stockholders of Company in respect of their shares of Company capital stock in the Merger or (d) the Effective Time (such time being the "Termination Time"). For purposes of this Agreement, "Term" shall mean the period from the date hereof until the Termination Time. Nothing set forth herein shall relieve Stockholder of any liability for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement arising prior to such termination of this Agreement.

         7.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) CERTAIN EVENTS. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares with respect to which Stockholder has voting power and shall be binding upon any person to whom legal or beneficial ownership of any Shares with respect to which Stockholder has voting power shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares with respect to which Stockholder has voting power, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:                 as set forth on Exhibit A


with copies to:                    C-Bridge Internet Solutions, Inc.
                                   125 Summer Street
                                   Boston, MA  02109
                                   Telecopier:  (617) 342-5450
                                   Attention: Vice President and General Counsel
                                              and

                                   Gibson, Dunn & Crutcher LLP
                                   1050 Connecticut Avenue, NW
                                   Washington, DC  20036
                                   Telecopier:  (202) 530-9613
                                   Attention: Stephanie Tsacoumis

If to Parent:                      eXcelon Corporation
                                   25 Mall Road
                                   Burlington, MA  01803
                                   Telecopier:  (781) 674-5200
                                   Attention:  Robert N. Goldman
                                               Chief Executive Officer


with a copy to:                    Foley, Hoag & Eliot LLP
                                   One Post Office Square
                                   Boston, MA  02109
                                   Telecopier: (617) 832-7000
                                   Attention: John D. Patterson, Jr., Esq


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

                  (f) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i)      GOVERNING LAW.

                           (1) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND
IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(e) in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                           (2) The parties agree that irreparable damage would
occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                           (3) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(i).

                  (j) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                  (k) CERTAIN DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Parent and Stockholder have caused this Irrevocable Proxy and Voting Agreement to be duly executed as of the day and year first above written.

                                 EXCELON CORPORATION

                                 By:  /s/ Robert N. Goldman
                                     ------------------------------------
                                     Name: Robert N. Goldman
                                     Title: Chairman and Chief Executive Officer



                                 STOCKHOLDER:

                                 INSIGHT CAPITAL PARTNERS III, L.P.

                                 By:  InSight Venture Associates III, L.L.C.,
                                 its General Partner

                                 By:  /s/ Scott Maxwell
                                    ------------------------------------
                                    Name: Scott Maxwell
                                    Title:  Managing Member

                                 INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.

                                 By:  InSight Venture Associates III, L.L.C.,
                                 its General Partner

                                 By:  /s/ Scott Maxwell
                                 ------------------------------------
                                 Name: Scott Maxwell
                                 Title:  Managing Member


                                 INSIGHT CAPITAL PARTNERS III -
                                 CO-INVESTORS, L.P.

                                 By:  InSight Venture Associates III, L.L.C.,
                                 its General Partner

                                 By:  /s/ Scott Maxwell
                                    ------------------------------------
                                    Name: Scott Maxwell
                                    Title:  Managing Member

                                    EXHIBIT A

                                                                                                                    IV
                                                                                       III              Number of Shares of Common
                    I                                     II                   Number of Shares of     Stock Issuable Upon Exercise
           Name of Stockholder                          Address                   Common Stock                  of Options


InSight Capital Partners III, L.P.             680 Fifth Avenue                  1,440,613.72                         - -
                                               9th Floor
                                               New York, New York 10019
                                               Attention: Blair Flicker, Esq.



InSight Capital Partners                       c/o W.S. Walker & Company           356,865.85                            - -
  (Cayman) III, L.P.                           Walker House
                                               P.O. Box 265GT
                                               Mary Street
                                               George Town
                                               Grand Cayman, Cayman Islands


InSight Capital Partners III -                 680 Fifth Avenue                    252,520.44                            - -
Co-Investors, L.P.                             9th Floor
                                               New York, New York 10019
                                               Attention: Blair Flicker, Esq.